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COVER TEXT:

"Twenty-four percent of all households in the U.S. reside in a Multiple Dwelling Unit Building, with numbers as high as 63% in the New York area." -- U. S. Housing Census

Amedia has the solution that Telephone Companies need to serve those buildings with "triple play" services.



INSIDE COVER TEXT:

Amedia delivers access ...

Access to network providers for an economic Ethernet platform over which they can deliver Video, Data, and Voice services to homes, apartments, or businesses
....

Access for their subscribers to high definition entertainment and the insight from information instantaneously flowing over Ultra-broadband connections ...

Access to experienced leadership and industry-leading technology ...

Access the Possibilities(TM) with Amedia Networks



TEXT OF LETTER:

A Message from Frank Galuppo
President and Chief Executive Officer

Dear Stockholder:

The multi-billion dollar market that Amedia serves is one that holds great promise for those who can achieve the right tack for navigating its often shifting currents and shallow waters. Today, I can report to you, our valued shareholders, that we have located the deeper waters of that market, and are making progress in our journey to a prosperous business. Nowhere is that more clearly evidenced than in the achievement of our Strategic Alliance Agreement that we concluded on April 3, 2006 with Motorola.

OUR RELATIONSHIP WITH MOTOROLA

Tony Zona, Vice President of Motorola Wireline Access Solutions, stated that, "Motorola is proud to work with Amedia to bring our carrier customers advanced inhome gateways that can increase the return-on-investment they have made in the Motorola Multi-Service

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Access Platform. We look forward to bringing products to the marketplace that realize the full potential of the combined innovation and engineering resources of Motorola and Amedia." I've attached a preliminary rendition of a specific Gateway that we are developing with Motorola for their exclusive use - that work is well underway and proceeding on schedule. For Amedia, working with and selling our broader set of products through Motorola provides greater access to our target market. In addition, we will be able to use many of Motorola's suppliers and leverage the buying power that Motorola has with them to reduce our costs.

Over the last several months, I have found that Motorola and Amedia share a common understanding of the market opportunities, and a very compatible culture
- particularly as it relates to meeting customer needs. To employ an overly-used but very applicable expression, I believe that this relationship will yield a win-win-win outcome.

CORE INITIATIVES: MDU SOLUTION, COST REDUCTION, AND MOTOROLA ALLIANCE

Another landmark achievement for Amedia was our recent $10 million round of financing from a new set of investors. This funding enables us to move forward on several key fronts: it strengthens our ability to pursue strategic alliance partners such as Motorola, it provides resources for the marketing of our very promising MDU solution, and it allows us to continue our design and development efforts to achieve aggressive and on-going cost-reductions in our products. These initiatives will form the core for our growth throughout the rest of 2006 and into 2007.

I must add, however, that in this business, the future is never certain. Regulatory, financial, technical, and other unexpected events can quickly change a business plan of a company such as Amedia - or for that matter, any company. Thus far, we have acclimated remarkably well to such changes by, for example, modifying our initial "all fiber" strategy to one that accommodated the increased interest in mixed fiber/copper deployments, or by focusing on the larger carriers who have the necessary resources to implement their ultra-broadband network build-outs.

A RECORD OF ACCOMPLISHMENTS

In 2005, we've accomplished may other objectives, and I'd like to outline a few of them for you.

* In February 2005, we announced our initial VDSL-based Fiber-to-the-Node / Curb solutions.

* In October 2005, we announced a VDSL2-based Home Gateway, the HG-V100, which was the first of its kind to be available in the market, and would provide telephone companies deploying a "Fiber-to-the-Node" infrastructure with a key component of their Triple Play service offering. We anticipate that this can potentially be one of the largest near-term growth opportunities as the world's embedded base of modems is increasingly

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replaced by gateways. Market research firm Park Associates, for example, estimates that there will be 47 million such gateways by 2010.

* Also in October 2005, we announced that the HG-V100 would be available in a carrier-grade / hardened version that could be mounted outdoors. This was the first such product announced and available to customers. We shipped our first product in the U.S. in the first quarter of 2006 Recently, we announced our MDUStream(TM) solution that is base on this same technology, and targeted to helping telephone companies provide Triple Play services to subscribers living in Multiple Dwelling Units without incurring the high cost of replacing existing telephone wires in those buildings with fiber or other media. Twenty-four percent of all households in the U.S. reside in an MDU, with numbers as high as 63% in the New York area - according to the U. S. Housing Census. Internationally, the numbers are significantly higher. This represents a huge opportunity for Amedia.

* We transferred our outsourced manufacturing operations to a high quality / lower cost company located in China. Combined with a strategic sourcing initiative, we are in the process of significantly reducing our production costs.

* We expanded our market reach by entering into several key relationships with international distributors, resellers, and co-marketing partners in some of the fastest growing markets.

* Amedia was sought-out by several industry and investment forums to present our technology and solutions. I was invited to discuss our technology and solutions at one of the more notable gatherings of technology-oriented investors: the Gilder- Forbes Telecosm 2005. (Amedia appeared on the Gilder Technologies' "companies to watch" list beginning in 2005.) We also spoke at several industry forums, including the Fiber-to-the-Home Council Expo and Supercomm2005.

* Amedia formed an Advisory Board composed of senior industry leaders and trailblazers from companies in the markets addressed by Amedia. This Board has been extremely valuable, both in terms of their strategic guidance as well as in terms of their contacts with key industry players.

* We displayed our products at several of the leading tradeshows in our industry, including Supercomm2005, FTTH Expo, and Telco-TV2005. In each of these, we had live demonstrations of our products where prospective customers could see the reality of promises made in earlier announcements.

* Amedia was often referenced in news stories or sought-out by the media as "industry experts." Articles authored by Amedia executives appeared as the cover story on two influential industry magazines. I was interviewed by several media sources, including CNBC and Red Herring among others who were looking to understand our market, and why Amedia would be successful in our efforts to sell into that market.

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While we continue to have several challenges ahead of us, I trust that you will find these examples of our achievements commendable -- even more so when you consider that, while rich in years of experience, we are still a young company. Several weeks ago, when I signed the Memorandum of Understanding with Motorola that was the foundation for our Agreement, I realized that it was exactly two years ago that Amedia was created. Only two years! And here I was, signing a document that validated the worth of this company - born from a high caliber team of management and engineers, the financial commitments from you -- our shareholders, and the fortune to be in the right market at the right time. I look forward to a highly rewarding year three, and the hope that you will be there with us as we successfully scale a very promising market.

[SIGNED]

Frank Galuppo
President and CEO
June 6, 2006



PHOTO:

[PHOTOGRAPH OF THE MOTOROLA IP EXCHANGE GATEWAY]



BACK COVER:

EXECUTIVE OFFICERS

Frank Galuppo
President and CEO

J.D. Gardner
CFO and SVP of Business Operations

John Colton
CTO

BOARD OF DIRECTORS

Juan Mende
Chairman

Gerald Butters
Director

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Frank Galuppo
Director

Bob Martin
Director

Richard Rosenblum
Director

ADVISORY BOARD

M. Duane Elmquist
SVP Telcordia Technologies

William F. Lenahan
Former CEO of KMC Telecom

Terrance Seese
Former Officer of Lucent Technologies

Thomas M. Super
CTO of NHC Communications

Sammy J. Thomas
Executive Director - Telecordia Technologies